SECURITIES AND EXCHANGE COMMISSION



                              Washington, D.C.  20549



                                       FORM 8-K


                                    CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



                                   July 20, 1999




                                    Mallinckrodt Inc.
                (Exact name of registrant as specified in its charter)




             New York                1-483            36-1263901
   (State or other jurisdiction   (Commission       (I.R.S. Employer
         of incorporation)        File Number)     Identification No.)



  675 McDonnell Boulevard, St. Louis, MO                      63134
 (Address of principal executive offices)                  (ZIP Code)


 Registrant's telephone number,                         (314) 654-2000
     including area code

Item 5. Other Events
A press release was issued July 20, 1999. The relevant portion of the text of that release was as follows:

(*) Indicates registered trademark

MALLINCKRODT, PREMIER SIGN NEW EXTENDED AGREEMENT
COVERING ADDITIONAL PRODUCTS

St. Louis, MO, and San Diego, CA, July 20, 1999   Mallinckrodt Inc.
(NYSE:MKG) and Premier Purchasing Partners, L.P., announced today that they have signed a new Corporate Partnership Agreement, which extends an existing agreement by two years and broadens the Mallinckrodt, Nellcor and Puritan Bennett product lines included under the agreement.

The new agreement extends the Corporate Partnership through December 31, 2006. The earlier agreement, which became effective July 1, 1997, was for seven years.

New Mallinckrodt technologies and products added to the partnership agreement include Nellcor pulse oximeters and sensors, Liebel-Flarsheim power injector disposables and Optison(*), the only U.S.-marketed ultrasound contrast media. The earlier Mallinckrodt-Premier partnership agreement covered other Mallinckrodt contrast imaging agents, radiopharmaceuticals and related products, endotracheal tubes, tracheostomy tubes and temperature monitoring systems, all of which remain a part of the new expanded agreement.

"This new agreement provides Premier members access to all of Mallinckrodt's products and bridges our imaging and respiratory offerings in a way that delivers exceptional value to the participating Premier member," said C. Ray Holman, Mallinckrodt chairman and chief executive officer. Premier owners and member hospitals will benefit through increased participation and commitment to Mallinckrodt.

The new partnership is a reflection of our commitment to Premier as well as to our objective to provide the highest quality, clinically useful products for the improvement of healthcare at an affordable cost," he added.

Lynn Detlor, Premier Purchasing Partners president, said, "This new partnership agreement illustrates a renewed commitment to Mallinckrodt, Nellcor and Puritan Bennett branded products that shows our confidence in Mallinckrodt's superior technology and ability to meet the clinical and economic challenges of our membership. Mallinckrodt continues to deliver on all fronts as a Premier business partner."

Premier is a strategic alliance of leading hospitals and healthcare systems across the country, representing 215 owners and the 868 hospitals and healthcare facilities they operate and approximately 900 other affiliated hospitals. Total annual purchasing volume for the alliance reached $10 billion in 1998.

Mallinckrodt Inc., based in St. Louis, Mo., has three healthcare product groups Imaging, Pharmaceuticals and Respiratory. The company operates in more than 100 countries and had fiscal 1998 net sales of $2.4 billion. The Mallinckrodt web site address is www.mallinckrodt.com.

                                 # # #


Mallinckrodt Inc.

/s/Roger A. Keller
------------------
ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE: July 21, 1999